                                                                   Exhibit 10.1

                                SUPPLY AGREEMENT

     This Agreement, effective November 14, 2006 ("Effective Date"), is between Surgicount Medical Inc, a California corporation with its principal offices located at 27555 Ynez Road, Suite 330 Temecula, CA 92591 hereinafter called "SUPPLIER," and Cardinal Health 200, Inc., a Delaware Corporation, with offices located at 1450 Waukegan Road, McGaw Park, Illinois 60085, hereinafter called "CARDINAL HEALTH."



     SUPPLIER and CARDINAL HEALTH agree as follows:

     1. Products Covered by this Agreement. The products covered by this Agreement are those products manufactured by SUPPLIER and listed on Schedule "A" (the "Products").

     2. Term. The term of this Agreement shall begin on the Effective Date and shall continue for 36 months or until November 14, 2009 unless earlier terminated in accordance with the provisions of Section 8 below. At the end of the 36 months (the "Initial Term"), this Agreement shall automatically renew for successive 12 month periods unless either party provides written notice of its intent not to renew the Agreement at least ninety (90) days prior to the expiration of the Initial Term or any renewal term thereafter. For purposes of this Agreement, the term "Agreement Year" means the 12 months following the Effective Date and each 12 month period thereafter during the term of this Agreement.

     3. Grant of Distributorship. SUPPLIER hereby appoints CARDINAL HEALTH as the exclusive distributor of the Products in the United States (the "Territory") and CARDINAL HEALTH accepts such grant for the term and on the conditions stated in this Agreement. SUPPLIER agrees that it will not directly or indirectly sell the Products, or any products competitive with the Products, within the Territory to any party other than CARDINAL HEALTH, except as set forth below. Notwithstanding the foregoing, SUPPLIER may sell the Products (in both bulk non-sterile and sterile form) solely for sale/distribution to its hospital customers, provided that PHS does not resell or otherwise distribute the Products to any kit packers, distributors, medical supply companies or any other person or entity other than its hospital customers.

     4. Pricing

         a. The prices for Products ordered by CARDINAL HEALTH shall be as set forth on Schedule A. All such prices shall remain firm for the term of this Agreement. SUPPLIER represents and warrants that the prices for Products (both bulk non-sterile and sterile products) ordered by CARDINAL HEALTH under this Agreement shall be at least than the pricing offered to any other purchaser of the Products from SUPPLIER. CARDINAL HEALTH reserves the right to audit pricing upon request.

         b. Terms of payment are from CARDINAL HEALTH's receipt of Product.

     5. CARDINAL HEALTH's Duties. CARDINAL HEALTH shall:

         a. Submit its order for Products via facsimile on its standard purchase order form the terms and conditions of which are incorporated herein by reference thereto to the extent such terms and conditions do not conflict with the terms and conditions of this Agreement. To the extent there is such a conflict, the terms and conditions of this Agreement shall control.
         b. Pay for such orders in accordance with the payment terms specified in Section 3 above.
         c. Maintain complete and accurate records for such periods as may be required by applicable law, of all the Products sold by it.

     6. SUPPLIER's Duties. SUPPLIER shall:

         a. Promptly ship to all CARDINAL HEALTH facilities, [It is understood that SUPPLIER's pricing for the Products purchased by CARDINAL HEALTH includes transportation expenses.]


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         b. Maintain Fill Rate (defined below) on all orders for Products. Fill
Rate is defined as the quantity of Products meeting the warranty requirements set forth in Section 6 below actually shipped as of the delivery date set forth in CARDINAL HEALTH's purchase order, divided by the quantity of Products that should have been shipped in accordance with that purchase order. CARDINAL HEALTH will measure the Fill Rate with respect to each purchase order it submits to SUPPLIER. If SUPPLIER fails to meet the Fill Rate with respect to one purchase order, CARDINAL HEALTH may invoice and collect from SUPPLIER an amount equal to with respect to that purchase order. If SUPPLIER fails to meet the Fill Rate with respect to any or for more purchase orders in any Agreement Year, in addition to the financial remedy above, CARDINAL HEALTH may terminate this Agreement upon written notice to SUPPLIER.
          c. Notify CARDINAL HEALTH immediately in writing should SUPPLIER become aware of any defect or condition which may render any of the Products in violation of the Food, Drug and Cosmetic Act or any other applicable law.
          d. Upon request, provide CARDINAL HEALTH with the following records for the Products:(i) Product specifications; (ii) if the Products are not manufactured directly by SUPPLIER, the name and address of the actual manufacturer of the Products and the location(s) where the Products are manufactured; and (iii) Quality control specifications to include testing methods, sampling procedures, and acceptance levels. In addition, SUPPLIER will not make any change in the manufacture, assembly, or labeling process of the Products which could affect the quality of the Products and/or the location where Products are manufactured without Cardinal Health's prior written consent.
          e. Make any claims for unpaid invoices in writing within ninety (90) days of the date of SUPPLIER's first invoice for such amount. CARDINAL HEALTH will not be obligated to make payments for, or investigate, entries which are dated more than ninety (90) days before SUPPLIER's written claim or request for investigation.
          f. Notify the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported. CARDINAL HEALTH and SUPPLIER shall provide each other with any information it receives regarding such occurrences. SUPPLIER shall be responsible for evaluating all complaints and for responding to CARDINAL HEALTH in writing.

     7. Product Warranties, Indemnification and Insurance. SUPPLIER specifically warrants to CARDINAL HEALTH that the Products are free from defects in design, workmanship and materials and are in compliance with the specifications and claims made by SUPPLIER for them. SUPPLIER further agrees to execute and comply with the provisions of the CARDINAL HEALTH Continuing Guaranty attached hereto as Exhibit 1, the terms and conditions of which are made part hereof to the extent consistent with the terms set out in the body of this Agreement.

     8. Termination. Either party shall have the right to terminate this Agreement on written notice if the other (a) commits or suffers any act of bankruptcy or insolvency, or (b) fails to cure any material breach of the provisions of this Agreement within thirty (30) days after written notice of such breach. In addition, CARDINAL HEALTH may terminate this Agreement (x) pursuant to Section 6.b. above, (y) if undergoes a change of control, or (z) in the event that within ten days following the date hereof a Voting and Right of First Refusal Agreement (satisfactory in form and substance to CARDINAL HEALTH) shall not have been executed and delivered to CARDINAL HEALTH by and/or its affiliates controlling more than 50% of the issued and outstanding shares of (as applicable whereby agrees not to tender, sell or otherwise transfer such shares (or vote such shares to approve any agreement or transaction leading to or resulting in such tender, sale or other transfer) other than after providing a right of first refusal to CARDINAL HEALTH with respect to such shares." In addition, CARDINAL HEALTH may terminate this Agreement pursuant to Section 5(b) above. If during the term of this Agreement, CARDINAL HEALTH elects to internally manufacture one or more of the Products, CARDINAL HEALTH may upon 90 days prior written notice to SUPPLIER terminate this Agreement in its entirety or with respect to any such Products. CARDINAL HEALTH may terminate this Agreement upon written notice to SUPPLIER without further obligation or liability if one or more Products are alleged to infringe the proprietary rights of a third party, provided that any such termination will not relieve SUPPLIER of its indemnification and other obligations as set forth in this Agreement. Notwithstanding the foregoing, in the event that SUPPLIER's


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

decides to divest, spin-off or otherwise sell SUPPLIER or any material assets (such as intellectual property) of SUPPLIER during the term of this Agreement,

     9. Procedures on Termination. On the termination or expiration of this Agreement, for whatever reason, SUPPLIER shall continue to honor CARDINAL HEALTH's orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter, and CARDINAL HEALTH shall pay for such Products on the terms and conditions of this Agreement.

     10. Force Majeure. The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform.

     11. Confidentiality/Publicity. SUPPLIER acknowledges and agrees that pursuant to this Agreement valuable information of a confidential nature, which includes but is not limited to marketing and sales information, pricing and purchase volumes may be disclosed by CARDINAL HEALTH to SUPPLIER; that such information will be retained by SUPPLIER in confidence; that the transmittal of such information by CARDINAL HEALTH to SUPPLIER is upon the condition that the information is to be used solely for the purpose of effectuating this Agreement; and that SUPPLIER shall not, either during the term of this Agreement or after its termination, use, publish or disclose or cause anyone else to use, publish or disclose any information supplied to SUPPLIER by CARDINAL HEALTH. SUPPLIER shall not issue any press release or other public announcement, communication, verbally or in writing (including without limitation, communication with or to, directly or indirectly any customers), referring to CARDINAL HEALTH or any entity which is controlled by or under common control of such party, this Agreement or the Products, without CARDINAL HEALTH's prior written consent (which may be withheld in its sole discretion).

     12. Bona Fide Offer. If at any one or more times during the term of this Agreement, CARDINAL HEALTH receives an offer from another supplier to purchase any or all of the Products supplied by SUPPLIER under this Agreement (a) on more favorable terms and conditions, and/or of a better grade or quality, and/or at a more favorable net price, and/or (b) with new or improved technology, CARDINAL HEALTH will provide SUPPLIER with written notice of such offer (a "Notice Offer"). SUPPLIER will have 15 days following the date of the Notice Offer to notify CARDINAL HEALTH that it agrees to meet or improve upon such offer. If SUPPLIER fails to notify CARDINAL HEALTH in writing that it will meet or improve upon such offer within such 15 day period, or if it notifies CARDINAL HEALTH in writing within such period that it will not meet such offer, CARDINAL HEALTH may terminate this Agreement with respect to the Product in question upon written notice to the SUPPLIER without further obligation or liability. If within such 15 day period, SUPPLIER notifies CARDINAL HEALTH in writing that it agrees to meet or improve upon such offer, such offer or improvement will be deemed an amendment to this Agreement with respect to those Products.

13.      Miscellaneous.
         a. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given upon receipt if forwarded by personal delivery, certified mail, or facsimile transmission (transmission confirmed) properly addressed to the respective parties as set forth below until notice of a different address is supplied in accordance with this Section:

If to SUPPLIER:   _______________________________________
                  _______________________________________
                  _______________________________________
                  Attn:___________________________
                  Facsimile:  ___________________

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


     If to CARDINAL HEALTH:CARDINAL HEALTH Medical Products and Services
                           1500 Waukegan Road
                           McGaw Park, IL  60085
                           Attn: President PreSource Products and Services
                           Facsimile:  ____________

     With copies to:       CARDINAL HEALTH Medical Products and Services
                           1430 Waukegan Road
                           McGaw Park, IL  60085
                           Attn: General Counsel
                           Facsimile:  847-578-4095

          b. Entire Agreement. This Agreement supersedes in all respects any prior agreements, arrangements or understandings between the parties, whether oral or written, there being no prior written or oral promises or representations not incorporated herein with respect to such matters.
          c. Applicable Law. This Agreement shall be governed by the laws of the State of Illinois, applicable to contracts made and to be performed in that state.
          d. Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized employee of the party to be bound.

     14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that SUPPLIER shall not have the right to assign its interest in this Agreement without the prior written authorization of CARDINAL HEALTH.

     15. Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

     IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement as of the Effective Date.


SurgiCount Medical Inc                         Cardinal Health 200, Inc.

By: _______________________                    By: _______________________


Title:_____________________                    Title:_____________________




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



                                  SCHEDULE "A"
                           Product Listing and Prices

SC-4416-6               Gauze Sponge, 4x4, 16 ply                2000                 $     -          $    -
SC-8416-7               Gauze Sponge, 8x4, 16 dbl x-ray          2000                 $     -          $    -
SC-0418-P               Lap Sponge 4x18 prewashed                2400                 $     -          $    -
SC-0836-P               Lap Sponge 8x36 prewashed                800                  $     -          $    -
SC-1212-P               Lap Sponge, 12x12, prewashed             1400                 $     -          $    -
SC-1818-P               Lap Sponge, 18x18, prewashed             800                  $     -          $    -
                        Lap Sponge, 18x18, prewashed,
SC-1818-MB              Master Tagged                            800                  $     -          $    -
SC-1836-P               Lap Sponge, 18x36, prewashed             399                  $     -          $    -

SC-1727-BL              OR Towel, 17x26, prewashed, blue         400                  $     -          $    -


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



                                    EXHIBIT 1
                               Continuing Guaranty


CONTINUING GUARANTY
Cardinal Health
Medical Products and Services
1430 Waukegan Road
McGaw Park, IL 60085-6787

Vendor:   (Name)____________________________________________
          (Address)_________________________________________
          __________________________________________________

     1. Compliance with Laws: Vendor guarantees that each product shipped to, or on the order of, Cardinal Health 200, Inc., the Medical Product and Services Group of Cardinal Health or any affiliated corporation ("Cardinal Health") is as of the date of shipment in compliance with all federal, state and local laws, regulations, rules and orders and agrees to provide Cardinal Health with such additional certifications of Vendor's compliance with laws and regulations as Cardinal health shall from time to time reasonably request to fulfill its obligations as a government contractor. Without limiting the foregoing, Vendor specifically guarantees that the products are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended and the regulations issued thereunder, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical to those contained in the Federal Food, Drug and Cosmetic Act, or products that may not under the provisions of Sections 404, 505, 514, or 515 of said Act be introduced into interstate commerce, and are not banned devices under Section 516 of said Act, and the products are not products that may not under any state or municipal law, ordinance, regulation or order be introduced into commerce.

     2. Child Labor Laws: Vendor represents and warrants that it complies with all federal, state, local and other applicable laws, regulations, conventions or treaties prohibiting any form of child labor or other exploitation of children in the manufacturing and delivery of Vendor's products or services.

     3. Insurance: Vendor agrees to procure and maintain commercial general liability and products and completed operations liability insurance in an amount of nor less than Three Million Dollars ($3,000,000) per occurrence covering bodily injury and property damage and including an endorsement for vendor's liability. If the required insurance is on a claims-made basis, then the policy(ies) shall be maintained for a period of at least five (5) years following the termination or expiration of any contract or agreement. Cardinal Health, Inc. and its subsidiaries will be named as additional insureds on the required policies. The endorsement shall provide that such insurance is primary (with respect both to any insurance issued to Cardinal Health and to any self-insurance amount retained by Cardinal Health) for the additional insureds' liability for damages arising out of the products and completed operations for which they have been added as an additional insured. Vendor will furnish Cardinal Health with a certificate of insurance evidencing the required coverage upon request and upon renewal of the policy(ies). The certificate shall state that the insurer shall endeavor to provide thirty (30) days written notice to Cardinal Health of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy shall be obtained from an insurance carrier with an A.M.Best Rating of at least A-VII or its equivalent.

     4. Indemnification: Vendor agrees to indemnify and hold harmless Cardinal Health from any liability, loss, expense, cost, claim or judgment (including attorneys fees), arising out of: (a) any claim for property damage, or personal injury or death where the product is alleged to have caused or contributed to the damage, injury or death, provided that this indemnification does not extend to injuries, damages or death to the extent caused by gross negligence or reckless disregard on the part of Cardinal Health or any of its employees; and
(b) any claim that the products infringe the patent, trademark or other proprietary rights of any other party.

     5. Corrective Actions and Product Complaints: Vendor agrees that it will reimburse Cardinal Health for all costs associated with product corrective actions (including recalls), except those recalls that result from gross negligence or reckless disregard on the part of Cardinal Health or any of its employees. Vendor shall be responsible for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported, evaluating all complaints and responding to Cardinal Health in writing on the resolution of any complaints from Cardinal Health or its customers.

     6. Private Label Products: If Vendor private labels any product for Cardinal Health Vendor agrees: (a) to make no changes in the product, labeling or packaging of the product without first obtaining Cardinal Health written approval, and (b) to allow duly authorized representatives of Cardinal Health to enter and inspect Vendor's facilities during normal business hours to determine Vendor's adherence to quality assurance and regulatory compliance standards.

     7. Survival of Guaranty: This guaranty shall be continuing and shall be binding upon the Vendor and his or its heirs, executors, administrators, successors and/or assigns and shall inure to the benefit of Cardinal Health its successors and assigns and to the benefit of its officers, directors, agents and employees.

Date:__________________, 20__

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


              __________________________________________________________________
              Corporate Name or Name Under Which Business is Conducted

              __________________________________________________________________
              Signature & Title of Authorized Employee, Partner or Proprietor

              __________________________________________________________________
              Printed Name & Title of Authorized Employee, Partner or Proprietor


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